Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Blue Coat Systems, Inc. for the registration of 2,119,460 shares of its common stock and to the incorporation by reference therein of our reports dated June 17, 2009, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc., and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2009, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

June 17, 2009